EXHIBIT 99.1

News Release

Contact:
John Gray
Chief Financial Officer
214-891-6450
jgray@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces First Quarter Results

Company Reports Record Earnings Per Share

DALLAS – November 19, 2003 – Docucorp® International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced revenues of $18.9 million for the first quarter of fiscal year 2004. Revenues for the first quarter increased four percent as compared to revenues of $18.1 million for the first quarter of the prior year. The company reported net income of $1.4 million, or $0.13 per diluted share, for the quarter compared to net income of $1.2 million, or $0.08 per diluted share, for the same period a year ago.

     In the first quarter, as compared to the first quarter of the prior fiscal year, the company experienced growth in all revenue areas with the exception of professional services. Software licensing revenue increased 27 percent to $2.7 million, ASP revenue increased 11 percent to $5.8 million and maintenance revenue increased six percent to $5.3 million compared to the same period a year ago.

     “We continue to experience some degree of reluctance related to technology spending as companies are still operating under 2003 budgets that were formulated in what was a very uncertain geopolitical and economic environment,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “Docucorp generated record earnings per share this quarter primarily as a result of modest quarterly revenue growth, improved operating margin and substantial prior year stock repurchases.”

About Docucorp
Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing

-MORE-

DOCUCORP, FIRST QUARTER 2004 RESULTS	ADD #1

and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,200 customers, including many of the largest insurance, utility and financial services organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Portland ME, Bedford NH and London.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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Consolidated Statements of Operations and Balance Sheet data follow.

5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©	2003 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL
Fiscal Quarters Ended October 31, 2003 and 2002

Statements of Operations Data:

	(in thousands except per share amounts)
	(unaudited)
	Three Months
	Ended October 31,

	2003	2002

Revenues
ASP hosting	$5,757	$5,208
Professional services	5,143	5,793
License	2,667	2,100
Maintenance	5,338	5,036

Total revenues	18,905	18,137

Cost of revenues
ASP hosting	4,680	4,460
Professional services	4,100	4,377
License	726	760
Maintenance	314	434

Total cost of revenues	9,820	10,031

Gross profit	9,085	8,106

Operating expenses
Product development	2,061	1,830
Sales and marketing	2,835	2,679
General and administrative	1,686	1,658

Total operating expenses	6,582	6,167

Operating income	2,503	1,939
Other income (expense), net	(26)	4

Income before income taxes	2,477	1,943
Provision for income taxes	1,028	750

Net income	$1,449	$1,193

Basic net income per share	$0.15	$0.09

Weighted average basic shares outstanding	9,826	13,535

Diluted net income per share	$0.13	$0.08

Weighted average diluted shares outstanding	10,905	15,296

Balance Sheet Data:

	October 31,	July 31,

	2003	2003

	(in thousands)
Current assets	$27,161	$27,405
Current liabilities	22,951	23,719
Working capital	4,210	3,686
Deferred revenue	11,788	12,482
Stockholders’ equity	15,466	13,732
Total assets	$53,499	$53,440